SOVEREIGN BANK REPORTS 2013 FIRST QUARTER
NET INCOME OF $175.6 MILLION
Earnings Growth and Improved Asset Quality

•	Thirteenth Consecutive Quarter of Profitability

•	48.3% Earnings Increase Over First Quarter 2012

•	Continued Improvement in Asset Quality

•	13.38% Tier I Common Capital Ratio

•	Investing in Education and the Communities We Serve

BOSTON, April 25, 2013 – Sovereign Bank, N.A., a wholly owned subsidiary of Santander Holdings USA, Inc., today announced a 48.3% increase in net income during the first quarter of 2013 as compared to the first quarter of 2012. Net income during the first quarter of 2013 was $175.6 million, $69.7 million in the fourth quarter of 2012 and $118.3 million in the first quarter of 2012. This was Sovereign’s thirteenth consecutive quarter of profitability.

“Sovereign Bank is off to a good start in 2013. We continue to see increases in our core business areas. Our strong capital base positions us well for further growth and profitability,” said Jorge Moran, Sovereign Bank President and CEO and Santander US Country Head. “We’ve made significant investments to enhance our systems and processes, improve efficiencies, and strengthen our balance sheet – and this effort is helping us attract new customers as well as expand relationships with existing ones.”

Core Business Areas Highlights

Sovereign Bank experienced strong client activity during the first quarter of 2013 in all core business areas – Retail, Corporate Banking and Global Banking & Markets. Retail Banking increased its deposit base by 0.8% in the first quarter of 2013 while residential mortgage production remained strong with $1.5 billion in new residential mortgages originated during the first three months of the year.

Corporate Banking and Global Banking & Markets continues to show healthy Commercial & Industrial loan production levels, consistent with the trends observed in previous quarters.

Income Statement Highlights

Net revenue increased to $673.1 million during the first three months of 2013 from $646.4 million during the first three months of 2012.

Due to the low interest rate environment, new loan originations are generating a lower yield than in previous periods. Accordingly, net interest income decreased $35.5 million when compared to the first three months of 2012.

Fees and other income grew 3% to $164 million for the quarter when compared to 2012 due to higher commercial fees. Gains on the sale of securities increased $58 million for the same period.

Provisions for credit losses decreased $86.3 million from the first quarter of 2012 to the first quarter of 2013. The decrease in provisions is consistent with an overall improvement in the credit quality of the loan portfolio.

Total expenses for the first quarter of 2013 were $411.0 million, compared to $395.0 million over the same period in 2012. This increase was due to Sovereign’s continued investment in the franchise through investments in technology, people and resources to better support customers.

Continued Improvement in Asset Quality

Non-accrual loans decreased from $1.17 billion on December 31, 2012 (2.20% of total loans), to $1.11 billion (2.11% of total loans) on March 31, 2013, with decreases in net charge-offs, delinquent loans and non-accrual loans compared to same period a year ago primarily in the commercial loan portfolio.

Strong Capital Position

Sovereign Bank continues to have strong capital ratios. Sovereign’s Tier I common capital ratio and Tier I risk-based capital ratio were 13.38% at the close of the first quarter. As of March 31, 2013, Sovereign’s total equity was $12.9 billion. Sovereign is a “well-capitalized” institution, with all regulatory capital ratios continuing to be above applicable regulatory benchmarks.

Investing in the Communities We Serve

A core component of Sovereign’s corporate social responsibility program is the Bank’s commitment to education through the Universities program. The Santander Universities U.S. division invested $4.1 million in higher education during the first three months of 2013.

As part of the Bank’s ongoing commitment to our communities, the Bank and its team members committed more than $450,000 to the United Way during the first three months of 2013.

A commitment to invest in small businesses is a key component of Sovereign Bank’s strategy to support growth within our communities and generate economic activity and employment. During the first quarter of 2013, Sovereign Bank increased its small business customer base by 12% compared to first quarter 2012 while providing $955.3 million in loans to small businesses throughout the region the Bank serves.

In solidarity with the city of Boston, the home of our national headquarters, Sovereign Bank made a $100,000 commitment to One Fund Boston, a fund established by the Governor of Massachusetts and Mayor of Boston in support of those impacted by the Boston Marathon tragedy.

About Sovereign Bank

Sovereign Bank, N.A., a wholly owned subsidiary of Santander Holdings USA, is among the top 25 banks in the United States, with principal presence in Connecticut, Delaware, Massachusetts, Maryland, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. Sovereign Bank is focused on serving the needs of its customers by providing high quality service and a range of comprehensive financial solutions through its 718 branches, 2,260 ATMs and nearly 8,900 team members. For more information about Sovereign Bank, visit www.sovereignbank.com or call 877-768-2265. Member FDIC.

About Santander Holdings USA

Santander Holdings USA, Inc. is a wholly owned subsidiary of Banco Santander, S.A., and parent company of Sovereign Bank, N.A. Banco Santander is a retail and commercial global bank, with a presence in 10 main markets: U.S., Germany, UK, Poland, Brazil, Mexico, Chile, Argentina, Spain and Portugal. Founded in 1857, Santander has more than 102 million customers, approximately 14,689 branches – more than any other international bank – and 189,858 employees. Santander was recently recognized as the Best Global Bank in 2012 by Euromoney magazine. For more information on Santander, visit www.santander.com.

Forward Looking Statements

Sovereign Bank cautions that this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements concerning our future business development. While these forward-looking statements represent our judgment and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments to differ materially from our expectations. These risks, uncertainties and factors include, but are not limited to: (1) general market, macro-economic, governmental and regulatory trends; (2) movements in local and international securities markets, currency exchange rates, and interest rates; (3) competitive pressures; (4) technological developments; and (5) changes in the financial position or creditworthiness of our customers, obligors and counterparties. The risk factors and other key factors described in filings and reports by Sovereign Bank and its parent entities, including filings and reports by Santander Holdings USA, Inc. with the U.S. Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2012, could adversely affect the development of our business. Other unknown or unpredictable factors could cause actual developments to differ materially from those in the forward-looking statements. The information contained in this press release is subject to, and must be read in conjunction with, all other publicly available information. Sovereign Bank and its affiliates do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

####